Exhibit 10.1

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) dated as of January 12, 2024 is by and between Grupo Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Grupo”), Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), and Summit Materials, Inc., a Delaware corporation (“Summit”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

WHEREAS, Summit has entered into a Transaction Agreement, dated as of September 7, 2023 (as amended, modified, supplemented or restated from time to time, the “Transaction Agreement”), by and among Cementos, Argos North America, Corp., an indirect subsidiary of Cementos (the “Company”), Summit, and the other parties thereto;

WHEREAS, the restrictions set forth in this Agreement (including those set forth in Sections 3, 4 and 5) are intended to preserve the relationships, business, goodwill, trade secrets and confidential information of the Company that are being acquired by Summit pursuant to the Transaction Agreement and, in order to preserve such relationships, business, goodwill, trade secrets and confidential information of the Company for the benefit of Summit, it is essential that Grupo and Cementos acknowledge and agree (i) to the restrictions set forth in this Agreement and (ii) that Summit’s failure to receive the relationships, business, goodwill, trade secrets and confidential information of the Company as contemplated by the Transaction Agreement would have the effect of substantially reducing the value of the Company to Summit;

WHEREAS, this Agreement (including the restrictions and rights set forth in Sections 3, 4 and 5) is integral to the Transactions, and constitutes an essential inducement for Cementos and Summit to enter into the Transaction Agreement and the other Transaction Documents to which it is a party; and

WHEREAS, Grupo and Cementos, each on behalf of itself and, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates, acknowledge that, through their indirect ownership of the Company, Grupo, Cementos and, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates are receiving substantial benefits from the Transaction Agreement, including the consideration certain of such Affiliates will receive in exchange for the shares of the Company held by such Affiliates, and that Summit would not otherwise have been willing to enter into the Transaction Agreement or consummate the transactions contemplated thereby without Grupo’s and Cementos’s intent to be bound, and to cause, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates to be bound, by all of the terms and conditions of this Agreement, including the restrictions and rights set forth in Sections 3, 4 and 5 of this Agreement.

WHEREAS, Summit, on behalf of itself and its Affiliates, acknowledges that it is receiving substantial benefits from the Transaction Agreement, and that neither Grupo nor Cementos would otherwise have been willing to enter into the Transaction Agreement or consummate the transactions contemplated thereby without Summit’s intent to be bound, and to cause its Affiliates to be bound, by all of the terms and conditions of this Agreement, including the restrictions and rights set forth in Section 5 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used herein, the following terms have the following meanings:

“Potential Aggregates Opportunity” means any acquisition or purchase of, greenfield investment in, or joint venture arrangement with respect to, a facility for the production of any construction or chemical grade aggregates located in the ROFO Territory.

“Potential Cementitious Opportunity” means any acquisition or purchase of, greenfield investment in, or joint venture arrangement with respect to, a facility for the production of any cementitious materials or supplemental cementitious materials located in the ROFO Territory.

“Potential RMC Opportunity” means any acquisition or purchase of, greenfield investment in, or joint venture arrangement with respect to, ready-mix concrete or related services, including grinding and import activities located in the ROFO Territory.

“Restricted Business” means the business of producing and/or supplying cementitious materials, supplemental cementitious materials, ready-mix concrete and construction or chemical grade aggregates.

“Restricted Territory” means the states in the United States and the province in Canada, in each case, that are set forth on Exhibit A.

“Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date; provided that such period shall be extended by the length of time during which it is judicially determined that Grupo, Cementos or their Affiliates have violated any restriction or covenant set forth in this Agreement.

“Right of First Offer” means the obligation of Grupo or Cementos, as applicable, or each of its permitted transferees or assigns, to provide Summit a ROFO Opportunity on the terms and conditions specified in Section 4.

“ROFO Period” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date; provided that such period shall be extended by the length of time during which it is judicially determined that Grupo, Cementos or their Affiliates have violated any restriction or covenant set forth in this Agreement.

“ROFO Territory” means the United States (including the District of Columbia but excluding Puerto Rico, St. Thomas, and any other territory or possession of the United States) and British Columbia, Canada.

Section 2. Effective Time. This Agreement shall become effective as of the Closing.

Section 3. Non-Compete. During the Restricted Period, without the prior written consent of Summit, neither Grupo, Cementos nor, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates shall, directly or indirectly (and whether on Grupo’s, Cementos’s or on behalf of, in the case of Grupo, its controlled Affiliates, or in the case of Cementos, its Affiliates or on behalf of a Person other than the Company or Summit) own any interest, operate, manage, join, control or acquire any business that competes with the Restricted Business within the Restricted Territory. Notwithstanding anything to the contrary contained in this Section 3, Grupo, Cementos and, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates may own, directly or indirectly, a passive equity interest in a venture capital fund, private debt fund, exchange traded fund, sector or index fund or other mutual fund that invests in a Restricted Business, in which neither Grupo, Cementos nor any of, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates, has the ability to control or exercise any managerial influence (including, without limitation, with respect to any aspect of operation, strategy, supervision, compliance or regulation) over such Restricted Business and neither Grupo, Cementos nor, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates otherwise has any investment, voting or dispositive authority with respect to such Restricted Business.

Section 4. ROFO Opportunities.

(a)	During the ROFO Period, Grupo, Cementos and, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates hereby grant to Summit a right of first offer to any Potential Cementitious Opportunity, any Potential RMC Opportunity and any Potential Aggregates Opportunity (collectively, the “ROFO Opportunities”, and each a “ROFO Opportunity”).

(b)	In the event that Grupo, Cementos or any, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates intends to proceed with a ROFO Opportunity, such Person shall give Summit prior written notice (the “ROFO Notice”) of the proposed transaction setting forth the terms and conditions thereof. The ROFO Notice will also include all relevant information necessary for Summit to make an informed decision about exercising its Right of First Offer under this Agreement with respect to such ROFO Opportunity. During the thirty (30) calendar days following the ROFO Notice, Summit may request additional information from Grupo, Cementos or, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates (as applicable) reasonably necessary for Summit to make an informed decision about exercising its Right of First Offer under this Agreement with respect to such ROFO Opportunity, and such Person will provide Summit such additional information as soon as reasonably practicable, and in any event within four (4) Business Days of such request.

(c)	The giving of a ROFO Notice shall constitute an offer by Grupo, Cementos or, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates (as applicable) to Summit for Summit or one or more of its controlled Affiliates to enter into the ROFO Opportunity on the terms and conditions set forth therein. If

Summit elects to enter into the ROFO Opportunity contained in the ROFO Notice in accordance with this Section 4(c), neither Grupo, Cementos nor any of, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates may continue to pursue or enter into such ROFO Opportunity. The offer contained in the ROFO Notice shall be irrevocable and Summit shall have thirty (30) calendar days after the receipt of such ROFO Notice to accept the offer by giving written notice within such thirty (30) calendar day period, of its agreement to enter into the ROFO Opportunity on the same terms and conditions as those set forth in the ROFO Notice. If Summit does not accept such offer within such thirty (30) calendar day period, Grupo, Cementos or its applicable Affiliate may complete the transaction with a third party but only upon the same (or less favorable, in respect of Grupo, Cementos or, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates) terms and conditions presented to Summit in the ROFO Notice; provided that if Grupo, Cementos or, in the case of Grupo, its controlled Affiliates, and in the case of Cementos, its Affiliates have not entered into a definitive agreement with the third party with respect to the proposal giving rise to the ROFO Notice within twelve (12) months of the date of delivery of the ROFO Notice, the provisions of this Section 4 shall again be required to be satisfied as if no ROFO Notice had been delivered with respect thereto.

Section 5. No-Solicit/No-Hire. During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, each of Grupo, Cementos and Summit agrees that it shall not, and shall cause its respective Affiliates (in the case of Grupo, controlled Affiliates) not to, solicit for employment or hire (i) in the case of Grupo or Cementos, any Summit Service Provider set forth on Exhibit B hereto, and (ii) in the case of Summit, any Service Provider set forth on Exhibit C hereto; provided, that the provisions of this Section 5 shall not prohibit Grupo, Cementos, Summit or any of their respective Affiliates (in the case of Grupo, controlled Affiliates) from (a) conducting a general solicitation, advertisement or search firm engagement that, in each case, is not specifically directed at any such individual or individuals, (b) soliciting for employment and hiring any individuals who have not been employed or engaged by the other party or its respective Affiliates (in the case of Grupo, controlled Affiliates), as applicable, for a period of six months prior to the date such individuals were first solicited for employment, or (c) in the case of Grupo or Cementos, soliciting for employment and hiring any individuals whose employment or engagement with the Company and its Subsidiaries (the “Company Group”) is terminated by the Company Group after the Closing.

Section 6. Acknowledgement. Each of Grupo and Summit acknowledges and agrees that (i) Grupo and its Affiliates have a substantial interest in the Company, (ii) the relationships, business, goodwill, trade secrets and confidential information associated with the existing business, customers and assets of the Company on and prior to the Closing is an integral component of the value of the Company to Summit and is reflected in the consideration payable to Grupo’s and Cementos’s respective Affiliates in connection with the Transactions and (iii) Grupo’s and Cementos’s agreement as set forth herein is necessary to preserve the value of the Company for Summit following the Closing. Grupo and Cementos also acknowledge that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Grupo, Cementos, and their respective Affiliates and Summit are engaged in a highly competitive industry, (B) Grupo, Cementos, their respective Affiliates have had unique access to the confidential information, trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, and (C) each of Grupo and Cementos believes that this Agreement provides no more protection than is reasonably necessary to protect Summit’s legitimate interest in the relationships, business, goodwill, trade secrets and confidential information of the Company. Summit acknowledges and agrees that it and its Subsidiaries are receiving substantial benefits from the Transaction Agreement, including pursuant to Sections 3, 4 and 5 hereof.

Section 7. Representations.

(a)	Grupo hereby represents and warrants that (a) Grupo has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder, (b) this Agreement has been duly executed and delivered by Grupo and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and binding agreement of Grupo, enforceable against Grupo in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (c) the execution and delivery of this Agreement by Grupo does not, and the performance by Grupo of its obligations hereunder shall not, (i) result in a violation of applicable law or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract or other agreement binding upon Grupo or any of its Affiliates) and (d) Grupo has been represented by legal counsel in connection with the negotiation and execution of this Agreement.

(b)	Cementos hereby represents and warrants that (a) Cementos has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder, (b) this Agreement has been duly executed and delivered by Cementos and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and binding agreement of Cementos, enforceable against Cementos in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (c) the execution and delivery of this Agreement by Cementos does not, and the performance by Cementos of its obligations hereunder shall not, (i) result in a violation of applicable law or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract or other agreement binding upon Cementos or any of its Subsidiaries and (d) Cementos has been represented by legal counsel in connection with the negotiation and execution of this Agreement.

(c)	Summit hereby represents and warrants that (a) Summit has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder, (b) this Agreement has been duly executed and delivered by Summit and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a valid and binding agreement of Summit, enforceable against Summit in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (c) the execution and delivery of this Agreement by Summit does not, and the performance by Summit of its obligations hereunder will not, (i) result in a violation of applicable law or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract or other agreement binding upon Summit or any of its Affiliates) and (d) Summit has been represented by legal counsel in connection with the negotiation and execution of this Agreement.

Section 8. Rights and Remedies. The parties hereto acknowledge and agree that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of each party and constitute a material inducement of the other party to enter into the Transaction Agreement and the other Transaction Documents. The parties acknowledge and agree that the other party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Each party acknowledges and agrees that monetary damages would not be an adequate remedy and that, in connection with any such breach or threatened breach, the other party shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance or any other similar relief that may be available from a court of competent jurisdiction (without any requirement to post bond) in addition to any and all other rights and remedies that may be available to it in respect thereof.

Section 9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10. Termination. This Agreement shall terminate and be of no further force and effect on the later of (a) the conclusion of the Restricted Period and (b) the conclusion of the ROFO Period.

Section 11. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by each party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12. Counterparts. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 13. Governing Law. This Agreement and all Actions arising out of or relating to this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware (including the procedural laws and the laws relating to the statute of limitations), without regard to the conflicts of law rules of such state.

Section 14. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; and provided, further, that no such assignment, delegation or transfer shall relieve any such assigning party of its obligations hereunder or enlarge, alter or change any obligation of the other party hereto or due to the assigning party.

Section 17. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SUMMIT MATERIALS, INC.

By:	/s/ Christopher B. Gaskill
	Name:	Christopher B. Gaskill
	Title:	EVP, Chief Legal Officer & Secretary

GRUPO ARGOS S.A.

By:	/s/ Rafael Olivella
	Name:	Rafael Olivella
	Title:	Legal Representative

CEMENTOS ARGOS S.A.

By:	/s/ María Isabel Echeverri
	Name:	María Isabel Echeverri
	Title:	Vice President

[Signature Page to Restrictive Covenant Agreement]